UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2016

Mylan N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of Principal Executive Offices)	(Zip Code)

+44 (0) 1707 853 000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 3, 2016, the independent members of Mylan N.V.’s (“Mylan” or the “Company”) Board of Directors (the “Board”) unanimously approved the transition of Robert J. Coury to the role of Chairman of the Board of Mylan as a non-employee director effective as of the close of Mylan’s Annual General Meeting on June 24, 2016.

In his capacity as Chairman, Mr. Coury will continue to be actively focused on his role of providing the overall strategic leadership for the Company, consistent with Dutch law and the Company’s organizational documents.

Mr. Coury also will continue to be directly involved on behalf of the Board in any material transactions involving the Company, as well as in other matters considered significant by the Board, including providing guidance to the senior management team as well as interactions with shareholders.

During Mr. Coury’s leadership over approximately the last 15 years as both Executive Chairman and, prior to that role, as Chief Executive Officer, he has served as a key architect in helping Mylan become a global leader in the generic and specialty pharmaceutical industry with a leading and differentiated global operating platform and commercial infrastructure.

Mr. Coury, who has agreed with Mylan to remain in this role for at least the next five years, will more intently focus, with the Board and in collaboration with the senior executive management team, on the strategy for Mylan for the next decade and beyond.

As part of the agreement, Mylan and Mr. Coury also have agreed to extend the duration of Mr. Coury’s non-compete and other restrictive covenants.  Under Mr. Coury’s current employment agreement, the existing non-compete and other restrictive covenants would expire on the second anniversary of the date on which he becomes a non-employee director.  Mr. Coury will now remain subject to the non-compete and other restrictive covenants during the duration of his service as Chairman of the Board and for two years thereafter.

In connection with this transition, as consideration for Mr. Coury’s commitment to the continued leadership of Mylan as Chairman, the extension of Mr. Coury’s non-compete and other restrictive covenants described above and in lieu of the remaining consideration under his current employment agreement, Mr. Coury will receive a Chairman’s retainer equal to $450,000 per fiscal quarter, and, on June 24, 2016, will receive a one-time retention grant of 1,000,000 restricted stock units, 75% of which will vest on the third anniversary of the grant date and the remaining 25% will vest on the fifth anniversary of the grant date, in each case subject to Mr. Coury’s continued service as Chairman of the Board on such dates, or earlier upon Mr. Coury’s cessation of service as Chairman of the Board under certain circumstances.  Mylan will also provide or continue to provide Mr. Coury with certain indemnification rights.  Finally, the Board also determined that Mr. Coury’s continued service as Chairman of the Board through the end of the year will qualify for purposes of the vesting requirements of his cash incentive award granted in 2014.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information disclosed above under Item 8.01 is incorporated by reference into this item.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: June 3, 2016	By:	/s/ Bradley L. Wideman
Bradley L. Wideman
Vice President, Associate General Counsel, Securities and Assistant Secretary